EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Harvard Apparatus Regenerative Technology, Inc. (formerly known as Biostage, Inc.) on Forms S-8 (No. 333-192026, 333-192027, 333-203105, 333-212993, 333-219988, 333-225336, 333-239346, and 333-275592) of our report dated March 28, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Harvard Apparatus Regenerative Technology, Inc. as of December 31, 2023 and 2022 and for the years then ended, which report is included in this Annual Report on Form 10-K of Harvard Apparatus Regenerative Technology, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
March 28, 2024